Exhibit 99.1

FROM:
Accredited Home Lenders Holding Co.	Aames Investment Corporation
15090 Avenue of Science	350 S. Grand Avenue
San Diego, CA 92128	Los Angeles, CA 90017
Rick Howe, 858.676.2148	Steven Canup, 323.210.5311
rhowe@accredhome.com	scanup@aamescorp.com

Mitzi Gimenez, 858.676.2155 mgimenez@ accredhome.com

Stuart Marvin, 858.676.2124 stumarvin@accredhome.com

FOR IMMEDIATE RELEASE

ACCREDITED ASSUMES AAMES WHOLESALE PLATFORM

Wholesale division to precede full takeover

to enhance synergies

SAN DIEGO and LOS ANGELES, June 26, 2006 – Accredited Home Lenders Holding Co. (NASDAQ: LEND), a mortgage company specializing in non-prime residential mortgage loans, announced today that it would absorb the wholesale operations of Aames Investment Corporation (NYSE: AIC) under an agreement dated June 23, 2006. This move is designed to reduce employee attrition and maximize the expected synergies from the combination of the Accredited and Aames wholesale operations that would otherwise occur as part of the merger of Accredited and Aames contemplated to occur in the third quarter of 2006.

The transfer of Aames’ wholesale division to Accredited will occur in phases, commencing on June 26, and is expected to be completed by mid-July. The revised timetable will streamline and consolidate the wholesale operations of the two non-prime mortgage lenders in advance of the closing of the merger of Accredited and Aames. The purchase of Aames wholesale operation does not otherwise affect the May 24, 2006 definitive merger agreement, or any of the terms, under which Accredited will acquire Aames. Closing of the merger is subject to approval by stockholders of each company, as well as regulatory authorities and satisfaction of other customary closing conditions. The sale of the division is not anticipated to have a material impact on Aames’ financial results for the second quarter of 2006.

Accredited currently has approximately 1,300 employees in its wholesale operations and Aames, 225. Accredited will make offers to employ Aames’ wholesale sales personnel and certain of its processing personnel. In addition, Accredited will assume certain assets and liabilities of the wholesale business, including the lease of Aames’ Jacksonville, FL wholesale operations center. The combined wholesale operation will report to James Voisard, the company’s director of wholesale operations, who reports to Accredited’s President and Chief Operating Officer Joseph Lydon. Upon the

subsequent completion of the merger between Accredited and Aames, Michael Matthews, Aames’ chief production officer, will oversee the integration of the two production channels in his role as director of integration of wholesale and retail operations.

James Konrath, Accredited’s chairman and chief executive officer, commented on the accelerated timing, “We are committed to combining both companies quickly so that we may realize the anticipated economies of scale, grow the franchise, and return value to our stockholders. This move allows us to expedite the restructuring of the wholesale platform announced previously by Aames and provide training and additional products to the Aames sales and sales support staffs. In addition, we can accelerate the process of infusing our profitability culture and tools such as the Revenue Calculator and maximize the retention and potential of Aames’ sales force. Our goal is to enhance our position as one of the most profitable and lowest cost wholesale originators.”

“The early transfer of our wholesale business furthers our integration strategy and helps to facilitate a smooth and rapid transition of the Aames’ wholesale business to the Accredited platform,” said Jay Meyerson, chairman and chief executive of Aames. “Additionally, this will enable Aames to focus exclusively on driving the growth of its highly successful retail platform.”

As part of the transaction, staffing redundancies in support areas and overlapping of wholesale loan processing offices will be reviewed and analyzed on a case-by-case basis similar to what would have occurred if the consolidation had taken place at the time the two companies were merged.

About Accredited Home Lenders Holding Co.

Accredited Home Lenders Holding Co. is a mortgage company operating throughout the United States and in Canada. Accredited originates, finances, securitizes, services, and sells non-prime mortgage loans secured by residential real estate. Founded in 1990, the company is headquartered in San Diego. Additional information may be found at www.accredhome.com.

About Aames Investment Corp.

Headquartered in Los Angeles, CA, Aames is a mortgage REIT and, through its subsidiary Aames Financial Corporation, originates mortgage loans in 47 states. It is a 50-year- old national mortgage banking company focused primarily on originating non-prime residential mortgage loans through wholesale and retail channels under the name “Aames Home Loan.” Additional information may be found at www.aames.com.

Forward-Looking Statements

Certain matters discussed in this news release, including without limitation the expected synergies from acceleration of the purchase of Aames’ wholesale operation by Accredited; Accredited’s ability to realize economies of scale as a result of the purchase; Accredited’s ability to improve profitability of the combined wholesale operations; Aames ability to focus on the growth of its retail platform; and the benefits of the merger, constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by these forward-looking statements due to a number of factors, including but not limited to: interest rate volatility and the level of interest rates generally; the nature and amount of competition and the availability of alternative loan products not offered by the company; general political and economic conditions; the sustainability of loan origination volumes; the availability of financing for the origination of mortgage loans; the ability of the company to sell or securitize mortgage loans; the company’s ability to grow its portfolio; the ability of the company to manage costs; and other risk factors as outlined in Accredited Home Lenders Holding Co.’s and Aames Investment Corporation’s annual reports on Form 10-K for the period ended December 31, 2005, their reports on Form 10-Q for the first quarter of 2006, and other documents filed with the SEC.

Additional Information

In connection with the pending merger transaction, Accredited Home Lenders Holding Co. (“Accredited”) will file with the SEC a Registration Statement on Form S-4 containing a Proxy Statement / Prospectus for the stockholders of Aames Investment Corporation (“Aames”) and the stockholders of Accredited. Stockholders are urged to read the Registration Statement and the Proxy Statement / Prospectus when they are available, as well as all other relevant documents filed or to be filed with the SEC, because they will contain important information about Accredited, Aames and the proposed transaction. The final Proxy Statement / Prospectus will be mailed to stockholders of Aames and stockholders of Accredited after the Registration Statement is declared effective by the SEC. Stockholders will be able to obtain the Registration Statement, the Proxy Statement / Prospectus and any other relevant filed documents for free at the SEC’s website (www.sec.gov). These documents can also be obtained for free from Accredited Home Lenders by directing a request to Investor Relations, 15090 Avenue of Science, San Diego, CA 92128.

Accredited, Aames and their respective directors and officers may be deemed to be participants in the solicitation of approvals from Aames stockholders in respect of the proposed transaction. Information regarding the participants of Accredited and Aames will be available in the Proxy Statement / Prospectus, which will be filed with the SEC. Additional information regarding the interests of such participants will be included in the Registration Statement containing the Proxy Statement / Prospectus that will be filed with the SEC.

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